Exhibit 107

Calculation of Filing Fee Tables
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FORM S-8
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Highwoods Properties, Inc.
(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(2)
Equity	Common Stock	457(c) and (h)	3,000,000 (3)	$42.45	$127,350,000	.0000927	$11,805.35
Total Offering Amounts					$127,350,000		$11,805.35
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$11,805.35

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover additional shares of common stock which may become issuable by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without consideration which results in an increase in the number of Highwoods Properties, Inc.’s shares of outstanding common stock.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act of 1933. The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices of Highwoods Properties, Inc. on the New York Stock Exchange on February 4, 2022.

(3)	Represents the number of shares of common stock, par value $0.01 per share, of Highwoods Properties, Inc. issuable under the Highwoods Properties, Inc. 2021 Long-Term Equity Incentive Plan (the “Plan”). Shares of common stock issuable under the Plan include awards of restricted stock and shares of common stock issuable upon exercise of stock options and restricted stock units under the Plan.